Exhibit 3.1
CERTIFICATE OF CHANGE
OF REGISTERED AGENT AND LOCATION OF REGISTERED OFFICE OF
ACADEMY SPORTS AND OUTDOORS, INC.

Academy Sports and Outdoors, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY that:

1. The board of directors of the Corporation resolved to change the registered agent and the location of the registered office of the Corporation in the State of Delaware in accordance with Section 133 of the General Corporation Law of the State of Delaware.

2. The registered office of the Corporation in the State of Delaware shall be changed to and be Corporation Service Company. The registered agent at such address shall be 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on this 1st day of June, 2023.

ACADEMY SPORTS AND OUTDOORS, INC.

By: /s/ Gary Holland
Name: Gary Holland
Title: Assistant Secretary